EXHIBIT 4.4.1

CERTIFICATE OF OCCAM NETWORKS, INC.

ELIMINATING MATTERS SET FORTH IN CERTIFICATE OF DESIGNATION OF SERIES A

CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

I, Howard M. Bailey, do hereby certify:

1. That I am the duly elected and acting Chief Financial Officer and Secretary of Occam Networks, Inc., a Delaware corporation (the “Company”).

2. That pursuant to the authority conferred upon the Board of Directors by the Company’s Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company adopted the following resolution stating that no shares of Preferred Stock designated as Series A Convertible Preferred Stock are outstanding and that none will be issued pursuant to the Certificate of Designation of Series A Convertible Preferred Stock previously filed with the Delaware Secretary of State on December 17, 2002 (the “Certificate of Designation”):

“WHEREAS, at the December 16, 2002, meeting of a Special Committee of the Board, the Special Committee approved the sale and issuance of up to 2,000,000 shares of Series A Convertible Preferred Stock Convertible Preferred Stock (the “Series A Preferred Stock”) issuable in accordance with the terms of the Certificate of Designation.

WHEREAS, at the Company’s Annual Stockholder meeting held on May 29, 2003, the Company’s stockholders approved the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of the Company’s Common Stock to permit the automatic conversion of the Series A Preferred Stock;

WHEREAS, such amendment was filed and all outstanding shares of Series A Preferred Stock were converted into Common Stock in accordance with Section 6(a) of the Certificate of Designation such that there are no outstanding shares of Series A Preferred Stock;

WHEREAS, the Company does not intend to sell or issue any additional shares of Series A Preferred Stock subject to the Certificate of Designation;

RESOLVED: That no further shares of Series A Preferred Stock of the Company are currently issued or outstanding, and shares of Series A Preferred Stock shall be issued in accordance with the Certificate of Designation.

RESOLVED FURTHER: That the officers of the Company are authorized to execute any documents and to make any filings necessary to effectuate the elimination from the Certificate of Incorporation of all matters set forth in the Certificate of Designation.

IN WITNESS WHEREOF, Occam Networks, Inc. has caused this Certificate to be executed by Howard M. Bailey, its Secretary and Chief Financial Officer, this 12th day of June, 2003.

OCCAM NETWORKS, INC.

/s/ Howard M. Bailey
Howard M. Bailey